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                                                                   EXHIBIT 99.1

                    [ATC Communications Group, Inc. Letterhead]

NEWS RELEASE                FOR IMMEDIATE RELEASE

CONTACTS AT THE COMPANY:
------------------------
(972) 830-1800
Matthew S. Waller    Chief Financial Officer
Scott D. Guffey      Vice President - Finance, Mergers & Acquisitions and
                     Investor Relations

          ATC/IQI PROPOSED MERGER RECEIVES ADDITIONAL FINANCING COMMITMENT

DALLAS -- July 6, 1998 -- ATC Communications Group, Inc. (Nasdaq NMS: ATCT), a leading provider of teleservices, today announced that it has received an additional financing commitment from Thayer Equity Investors III, L.P., a private investment fund and majority shareholder of ATC's proposed merger partner, IQI, Inc., and certain other shareholders of IQI. Under the commitment, the Thayer-led group has agreed to lend the combined company, at its election, up to an additional $4.0 million in subordinated indebtedness at any time within 90 days after the merger. In connection with this commitment and effective upon the merger, ATC would issue the Thayer-led group additional warrants to purchase up to 350,000 shares of ATC common stock at an exercise price of $2.375 per share and would provide certain additional antidilution protection. The Thayer-led group's obligation to fund the debt and ATC's obligation to issue the warrants is subject to consummation of the proposed merger, as well as customary conditions.

If the financing commitment is drawn, the additional indebtedness would be convertible into ATC common stock at a conversion price of $2.375 per share, the closing price of ATC stock on July 2, 1998, the date the Thayer-led group agreed to the commitment. Such debt would be in addition to, and on the same basic terms as, the subordinated debt that Thayer has previously committed to lend the combined company, as disclosed in the proxy materials distributed by ATC in connection with its annual stockholder meeting. Although it is not certain how much, if any, of the additional subordinated debt will be issued, if all of the contemplated indebtedness is funded, ATC would, on a pro forma basis consolidated with IQI, have a total of $13.7 million in subordinated debt outstanding upon consummation of the merger.

ATC recently announced that it had signed a definitive agreement for a stock-for-stock merger with IQI. The proposed merger is subject to the approval of ATC and IQI shareholders and lenders and is expected to be finalized the week of July 6, 1998, assuming receipt of those approvals. ATC's annual meeting of stockholders will be held on July 9, 1998 at 10:00 a.m., Eastern Time, at 399 Park Avenue, 31st Floor, New York, New York.

ATC offers custom-developed strategic sales and service applications, outsourced and facility management operations and traditional high-volume, transaction-based teleservices. IQI is a privately-held company that provides integrated marketing services through its telemarketing resources, custom research capabilities, database management skills and proprietary databases.

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THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995: STATEMENTS CONTAINED IN THIS DOCUMENT THAT ARE NOT BASED ON HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS." TERMS SUCH AS "ANTICIPATES," "BELIEVES," "ESTIMATES," "EXPECTS," "INTENDS," "PLANS," "PREDICTS," "MAY," "SHOULD," "WILL," THE NEGATIVE THEREOF AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE BY NATURE SUBJECT TO UNCERTAINTIES AND RISKS, INCLUDING, BUT NOT LIMITED TO: CONCLUDING THE THAYER-LED GROUP'S FINANCING ON THE TERMS SET FORTH IN THE COMMITMENT; OBTAINING SHAREHOLDER AND THIRD PARTY APPROVALS AND SATISFYING THE OTHER CONDITIONS TO CLOSING THE MERGER WITH IQI, INC.; AND OTHER OPERATIONAL, FINANCIAL OR LEGAL RISKS OR UNCERTAINTIES DETAILED IN THE COMPANY'S SEC FILINGS FROM TIME TO TIME.